Medifast Announces Third Quarter 2025 Financial Results

November 3, 2025
BALTIMORE – (BUSINESS WIRE) — Medifast (NYSE: MED), the health and wellness company known for its science-backed, coach-guided lifestyle system, today reported results for the third quarter ended September 30, 2025.
Third Quarter 2025
•Revenue: $89.4 million, with revenue per active earning coach of $4,585
•Active Coaches: Independent active earning OPTAVIA® coaches of 19,500
•Net Loss: $2.3 million or $0.21 loss per diluted share
•Strong Balance Sheet: $173.5 million in cash, cash equivalents, and investment securities with no debt
“We’re transforming Medifast from a weight-loss company into a leader in promoting metabolic health,” said Dan Chard, Chairman and Chief Executive Officer of Medifast. “Our clinically proven, coach-guided system does more than help people lose weight—it addresses the underlying metabolic dysfunction that drives most health challenges. This strategic evolution positions us in a larger, more durable market with strong consumer tailwinds. It’s a transformation founded in proven science that creates meaningful health outcomes.”
Chard concluded, “With a strong balance sheet, a passionate coach community, and clinically proven plans, we believe Medifast is well positioned to become the trusted partner for millions seeking metabolic health."
Third Quarter 2025 Results
Third quarter 2025 revenue decreased 36.2% to $89.4 million from $140.2 million for the third quarter of 2024 primarily driven by a decrease in the number of active earning OPTAVIA coaches. The total number of active earning OPTAVIA coaches decreased 35.0% to 19,500 compared to 30,000 for the third quarter of 2024. The number of active earning OPTAVIA coaches has been trending downward year-over-year since the first quarter of 2023, driven by continued challenges with client acquisition due to the growing acceptance of GLP-1 medications for weight loss. The average revenue per active earning OPTAVIA coach was $4,585, compared to $4,672 for the third quarter last year, as the company experiences continued pressure with client acquisition associated with the rapid adoption of GLP-1 medications for weight loss. The company continues to see moderating year-over-year declines in this key metric.
Gross profit decreased 41.2% to $62.2 million from $105.7 million for the third quarter of 2024. The decrease in gross profit was due to lower revenue, partially offset by lower cost of sales. Gross profit margin was 69.5% compared to 75.4% in the third quarter of 2024, attributable to 450 basis points of loss of leverage on fixed costs and 180 basis points of reserve for the reformulation of the Essential product line.
Selling, general, and administrative expenses (“SG&A”) decreased 36.0% to $66.2 million compared to $103.6 million for the third quarter of 2024. The decrease in SG&A was primarily due to a $19.7 million decrease in coach compensation as a result of fewer active earning coaches and lower volumes. Additionally, SG&A expenses in the third quarter of 2025 reflected decreases of $5.6 million related to company-led marketing compared to 2024, as well as $2.9 million for the company's convention costs, and $2.0 million for the company's collaboration with LifeMD, Inc. that did not recur in the third quarter of 2025. As a percentage of revenue, SG&A increased 20 basis points year-over-year to 74.1% of revenue, as compared to 73.9% for the third quarter of 2024. The increase in SG&A as a percentage of revenue was primarily due to 520 basis points associated with the loss of leverage on fixed costs and other smaller increases, partially offset by a 360 basis point reduction related to company-led marketing, and 210 basis points for the company's convention costs incurred during the three months ended September 30, 2024, that did not recur in the third quarter of 2025.
The company's loss from operations for the period was $4.1 million compared to income from operations of $2.1 million in the prior year comparable period. As a percentage of revenue, loss from operations was 4.6% for the third quarter of 2025 compared to income from operations of 1.5% in the prior-year period.
Other income increased approximately $2.0 million to $1.4 million compared to other expenses of $0.5 million for the third quarter of 2024. The increase in other income was primarily due to the absence of a loss on the company's investment in LifeMD, Inc. common stock that occurred during the corresponding period in 2024.
The company recorded $0.4 million in income tax benefit, an effective tax rate of 14.9% for the third quarter of 2025, compared to $0.4 million in income tax expense, an effective tax rate of 28.5% in the prior-year period. The change in the effective tax rate for the three months ended September 30, 2025 was primarily driven by a decrease in the tax benefit of research and development tax credits, which represented 115.3% of the change, partially offset by an increase of 85.6% from the impact of state taxes. These percentage changes were magnified by the near break-even pre-tax position in both periods.
In the third quarter of 2025, the company's net loss was $2.3 million, or $0.21 loss per diluted share, based on approximately 11.0 million shares of common stock outstanding. In the third quarter of 2024, net income was $1.1 million, or $0.10 per diluted share, based on approximately 11.0 million shares of common stock outstanding.
Capital Allocation and Balance Sheet
The company’s balance sheet remains strong with $173.5 million in cash, cash equivalents and investment securities and no debt as of September 30, 2025, compared to $162.3 million in cash, cash equivalents and investment securities and no debt at December 31, 2024.
Outlook
The company expects fourth quarter 2025 revenue to be in the range of $65 million to $80 million and fourth quarter 2025 diluted loss per share to be in the range of $0.70 to $1.25.
Conference Call Information
The conference call is scheduled for today, Monday, November 3, 2025 at 4:30 p.m. ET. The call will be broadcast live over the Internet, hosted on the Investor Relations section of Medifast’s website at www.MedifastInc.com or directly at https://viavid.webcasts.com/starthere.jsp?ei=1737984&tp_key=fe2490eae4 and will be archived online and available through February 3, 2026. In addition, listeners may dial (201) 389-0879 to join via telephone.
A telephonic playback will be available from 8:30 p.m. ET, November 3, 2025, through November 10, 2025. Participants can dial (412) 317-6671 and enter passcode 13756407 to hear the playback.
About Medifast®:
Medifast (NYSE: MED) is the health and wellness company known for its science-backed, coach-guided lifestyle system. Designed to help address the challenges of metabolic dysfunction, the company’s holistic approach integrates personalized plans, scientifically developed products and a framework for habit creation — all supported by a dedicated network of independent coaches. Driven to improve metabolic health through advanced science and comprehensive behavioral support, Medifast has introduced Metabolic Synchronization, a breakthrough science that reverses metabolic dysfunction through a targeted reset of the body’s metabolism.

Research shows the company’s comprehensive system activates strong and targeted fat burn to enhance metabolic health and body composition by reducing visceral fat, preserving lean mass and protecting muscle. Backed by more than 40 years of clinical heritage, Medifast continues to advance its mission of Lifelong Transformation, Making Healthy Lifestyle Second Nature®. For more information visit MedifastInc.com and follow Medifast on X and LinkedIn.
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Forward Looking Statements
Please Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by use of phrases or terminology such as “intend,” “anticipate,” “expect” or other similar words or the negative of such terminology. Similarly, descriptions of Medifast’s objectives, strategies, plans, goals, outlook or targets contained herein are also considered forward-looking statements. These statements are based on the current expectations of the management of Medifast and are subject to certain events, risks, uncertainties and other factors. Some of these factors include, among others, Medifast's inability to maintain and grow the network of independent OPTAVIA coaches; Industry competition and new weight loss products, including weight loss medications, or services; Medifast’s health or advertising related claims by OPTAVIA clients; Medifast's inability to continue to develop new products; effectiveness of Medifast's advertising and marketing programs, including use of social media by OPTAVIA coaches; the departure of one or more key personnel; Medifast's inability to protect against online security risks and cyberattacks; risks associated with Medifast's direct-to-consumer business model; disruptions in Medifast's supply chain; product liability claims; Medifast's planned growth into domestic markets and transformation to promote metabolic health; adverse publicity associated with Medifast's products; the impact of existing and future laws and regulations on Medifast’s business; fluctuations of Medifast's common stock market price; increases in litigation; actions of activist investors; the consequences of other geopolitical events, overall economic and market conditions and the resulting impact on consumer sentiment and spending patterns; and Medifast's ability to prevent or detect a failure of internal control over financial reporting. Although Medifast believes that the expectations, statements and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and other filings filed with the United States Securities and Exchange Commission, including its quarterly reports on Form 10-Q and current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.
Investor Contact:
Medifast, Inc.
Steven Zenker
InvestorRelations@medifastinc.com
(443) 379-5256

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(U.S. dollars in thousands, except per share amounts & dividend data)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024

Revenue	$89,409	$140,163	$310,692	$483,460
Cost of sales	27,250	34,489	87,645	127,056
Gross profit	62,159	105,674	223,047	356,404

Selling, general, and administrative	66,240	103,568	229,457	354,235

Income (loss) from operations	(4,081)	2,106	(6,410)	2,169

Other income (expense)
Interest income	1,426	1,333	4,096	3,851
Other income (expense)	(2)	(1,861)	3,057	(3,508)
	1,424	(528)	7,153	343

Income (loss) before provision for income taxes	(2,657)	1,578	743	2,512

Provision (benefit) for income taxes	(396)	449	1,296	1,222

Net income (loss)	$(2,261)	$1,129	$(553)	$1,290

Earnings (loss) per share - basic	$(0.21)	$0.10	$(0.05)	$0.12

Earnings (loss) per share - diluted	$(0.21)	$0.10	$(0.05)	$0.12

Weighted average shares outstanding
Basic	10,991	10,937	10,977	10,928
Diluted	10,991	10,971	10,977	10,959

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(U.S. dollars in thousands, except par value)

	September 30, 2025	December 31, 2024

ASSETS
Current Assets
Cash and cash equivalents	$99,526	$90,928
Inventories, net	23,205	42,421
Investments	73,986	71,416
Income taxes, prepaid	4,300	—
Prepaid expenses and other current assets	6,821	9,639
Total current assets	207,838	214,404

Property, plant and equipment, net of accumulated depreciation	32,846	37,527
Right-of-use assets	8,397	11,155
Other assets	7,020	9,667
Deferred tax assets, net	12,108	11,460

TOTAL ASSETS	$268,209	$284,213

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$41,242	$56,494
Income taxes payable	—	1,485
Current lease obligations	5,471	6,182
Total current liabilities	46,713	64,161

Lease obligations, net of current lease obligations	6,790	9,943
Total liabilities	53,503	74,104

Stockholders' Equity
Common stock, par value $.001 per share: 20,000 shares authorized;
10,991 and 10,938 issued and outstanding
at September 30, 2025 and December 31, 2024, respectively	11	11
Additional paid-in capital	38,233	33,136
Accumulated other comprehensive income	220	180
Retained earnings	176,242	176,782
Total stockholders' equity	214,706	210,109

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$268,209	$284,213